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                                                                      EXHIBIT 11

SUPERVALU INC.
Computation of Earnings per Common Share (unaudited)


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
                                                                      Restated                           Restated
                                                                 Third Quarter Ended                Year-to-date Ended
                                                          Dec. 1, 2001       Dec. 2, 2000      Dec. 1, 2001      Dec. 2, 2000
                                                          ------------       ------------      ------------      ------------
                                                                      (In thousands, except per share amounts)
Earnings per share - basic
  Income available to common shareholders                  $ 58,016            $ 46,136           $165,552          $169,117

  Weighted average shares outstanding                       133,475             132,430            132,979           132,220
  Earnings per share - basic                               $   0.43            $   0.35           $   1.24          $   1.28

Earnings per share - diluted
  Income available to common shareholders                  $ 58,016            $ 46,136           $165,552          $169,117

  Weighted average shares outstanding                       133,475             132,430            132,979           132,220
  Dilutive impact of options outstanding                      1,593                 303                847               736
                                                           --------            --------           --------          --------

  Weighted average shares and potential
       Dilutive shares outstanding                          135,068             132,733            133,826           132,956
  Earnings per share - diluted                             $   0.43            $   0.35           $   1.24          $   1.27
                                                           --------            --------           --------          --------
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.